Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Crawford & Company® Announces Repurchase of

Approximately 1.8 Million Shares of CRD-A and CRD-B

ATLANTA, January 23, 2019 (GLOBE NEWSWIRE) — Crawford & Company®, the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced the repurchase of approximately 421 thousand CRD-A shares and 1.38 million CRD-B shares at a price of $9.10 per share in a series of three negotiated transactions, representing 3.2% of total company shares outstanding.

Mr. Harsha V. Agadi, president and chief executive officer of Crawford & Company, stated, “Our team’s singular focus is to return Crawford & Company to sustained growth, regardless of the market backdrop. To achieve this, we have made purposeful strategic investments in our salespeople to drive market share, in technology to become more efficient, and in new product development to deliver innovative solutions designed to solve complex industry challenges where we see large untapped market opportunities. As our investments take hold, we expect the pace of business to accelerate towards our goal of delivering 5% revenue growth and 15% earnings growth annually. Given the outlook for our business, combined with our belief that our shares are trading at a significant discount to intrinsic value, management and the board viewed this repurchase as a means to maximize shareholder value as part of our disciplined capital allocation strategy.”

Over the last thirteen months, the Company has repurchased approximately 1.57 million CRD-A shares and 1.47 million CRD-B shares at an average cost of $8.56 and $9.09, respectively, representing 5.5% of average Company shares outstanding during the period.

For further information regarding this press release, please contact mediarelations@us.crawco.com.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

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